Exhibit 10.1

                              CONSULTING AGREEMENT


This Consulting Agreement (this "Agreement") is made as of March 28, 2001 between Beacon Power Corporation ("BPC") and Richard H. Lane, an agent of International Investment Management Inc. with respect to services to be performed for BPC by International Investment Management Inc. The parties' respective addresses are as set forth below their signature lines.

1. Employment. Commencing on or about the date hereof, BPC will engage International Investment Management Inc., and they each hereby accept such engagement, upon the terms and conditions in this Agreement.

2. Duties and Services. International Investment Management Inc. will act strictly as a Marketing Representative and advisor to BPC and shall be subject to Internal Revenue Code 1099 tax reporting. Services provided by International Investment Management Inc. will include, but are not limited to, sales and corporate development functions specifically relating to business expansion through the introduction of BPC to certain potential companies that both BPC and International Investment Management Inc. agree would serve well as strategic corporate allies in developing, enhancing, marketing and promoting BPC's business. BPC understands that International Investment Management Inc. expects to be and may be additionally compensated by other concerns simultaneously during the term of this Agreement. International Investment Management Inc. will report and coordinate his activities with the V.P. of Finance of BPC.

3. Compensation.

          (a) International Investment Management Inc. will be paid $1,000 per day for services rendered to BPC invoiced on a weekly basis, and

          (b) International Investment Management Inc. will be provided with a BPC corporate credit card and will be reimbursed, monthly, by BPC for all reasonable out-of-pocket expenses, and

          (c) During the Term, and for a period of one (1) year after, International Investment Management Inc. will be further compensated by a success fee for each sale of BPC equipment that International Investment Management Inc. directly and solely brings to the attention of BPC and directly negotiates as follows:

          (i) The success fee shall equal a four (4%) percent commission on the [gross] proceeds of the sale of equipment pursuant to contracts with Federal or State Government agencies, or sales that are accompanied with valid letters of credit from banks qualified by BPC, two (2%) percent of which shall be paid at contract approval by BPC and the remaining two (2%) percent will be paid upon acceptance and full payment for the products sold.

4. Independent Contractor. International Investment Management Inc. is an independent contractor, is not an agent or employee of BPC, and is not authorized to act on behalf of BPC. International Investment Management Inc. shall have no authority to bind BPC, and will not hold himself out to third parties as having such authority. International Investment Management Inc. shall be solely responsible for taxes and other wage deductions incurred as a result of performing services under this Agreement. Under no circumstances shall International Investment Management Inc. be considered to be an employee or agent of BPC.

5. Non-Competition.  International Investment Management Inc. shall not:

    (a) induce or attempt to induce any customer, joint venturer, developer, distributor or supplier of BPC to reduce such person's business with BPC; or

    (b) solicit any of BPC's employees to leave the employ of BPC.

6. No Disclosure of Confidential Information. In addition to any provisions contained in the [Confidential Disclosure Agreement] between the parties dated April 11, 2001 (the "CDA"), International Investment Management Inc. shall not at any time during the Term or thereafter divulge, use, furnish, appropriate, disclose or make accessible to anyone other than BPC or its authorized agents any data, records, files, reports, pricing information, sales manuals, client lists, business contacts, employee lists, operating procedures, marketing techniques, manufacturing techniques and processes, business plans or financial information (collectively, "Confidential Information") which Confidential Information is disclosed to International Investment Management Inc. by, or known to International Investment Management Inc. as a consequence of or through, its engagement by BPC; provided, however, that Confidential Information shall not include information or materials that are (i) generally known to the public or publicly available, or (ii) constitute recognized standard industry practice, (iii) already in the possession of International Investment Management Inc. prior to the date hereof without disclosure from International Investment Management Inc. These restrictions shall apply to all Confidential Information whether written, oral such Confidential Information being recognized and acknowledged as the sole and exclusive property of BPC. In the event that International Investment Management Inc. is required by law, court order or legal process to disclose any Confidential Information, International Investment Management Inc. agrees that he will provide BPC prompt notice of such requirement(s) so that BPC may consult with International Investment Management Inc. as to the manner, timing and scope of such disclosure and may seek an appropriate protective order.

7. Return of Confidential Information. In addition to any provisions contained in the CDA, upon completion of the Term or any other time upon request, International Investment Management Inc. will promptly deliver to BPC all notes, memoranda, notebooks, drawings, records, reports, files, lists and other documents (and all copies or reproductions of such materials no matter in what form such information is recorded or stored) as well as any computer programs, discs, tapes or other information storage and retrieval devices in the possession or under the control of International Investment Management Inc., whether prepared by International Investment Management Inc. or others, which contain Confidential Information.

8. Term and Termination. The initial term of this Agreement shall be six (6) months; yet may be extended by BPC for any length it desires (the "Term"). Either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party.

9. Miscellaneous.

     9.1 Waiver of Breach. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect that party's right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained herein, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained herein.

     9.2 Notices. All notices, requests, demands, and any other communications hereunder shall be made in writing, and shall be deemed to have been duly given if and when delivered (including delivery by confirmed facsimile transmission), or three days after being sent by recognized overnight delivery service, addressed to BPC and International Investment Management Inc. at their respective addresses shown below the signature lines hereof (or such other address as either may notify to the other from time to time), with a copy being sent (in the case of notices to BPC) to BPC counsel, Albert L. Sokol, Edwards & Angell, LLP, 101 Federal St., Boston, MA 02210, FAX: 617-439-4170.

     9.3 Assignment; Binding Effect. No interest in this Agreement or in International Investment Management Inc. rights or obligations hereunder may be assigned by him, and any such purported assignment shall be void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of BPC, its successors and assigns, and shall be binding upon International Investment Management Inc., his successors and assigns.

     9.4 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and, unless otherwise provided herein, supersedes all prior agreements or understandings, written or oral, in respect thereof. This Agreement may be amended, modified, superseded, canceled, renewed, or extended, and the terms or covenants hereof may be waived, only by a written instrument signed by the parties hereto, or in the case of a waiver, by the party waiving compliance.

     9.5 Governing law. This Agreement, and all questions arising in connection therewith, shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

     9.6 Certain Consultant Representations. International Investment Management Inc. represents and warrants his engagement by BPC as described herein shall not conflict with and will not be constrained by any prior engagement or consulting agreement or relationship. International Investment Management Inc. represents that he has no business relationship of any nature, direct or indirect, with any Director or Officer of BPC.

     9.7 Enforcement. The parties recognize and acknowledge that International Investment Management Inc. is engaged under this Agreement to render services of a unique character, requiring special expertise and experience by International Investment Management Inc.. International Investment Management Inc. agrees that a breach by him of Section 6 could not reasonably or adequately be compensated in damages in an action at law and that BPC shall be entitled to injunctive relief, which may include but shall not be limited to restraining International Investment Management Inc. from rendering any service that would breach this Agreement. However, no remedy conferred by any of the specific provisions of this Agreement (including this Section) is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by BPC shall not constitute a waiver of the right to pursue other available remedies.

     9.8 Indemnification. BPC shall indemnify and bear all costs, expenses and final judgments/settlements incurred by International Investment Management Inc. ensuing from any legal action naming International Investment Management Inc. resulting from this Agreement; provided, however, that BPC shall have no such obligation if the involvement of International Investment Management Inc. in such legal action is a result of International Investment Management Inc.'s fault, negligence, misconduct, misrepresentation or breach of this Agreement; provided, that in connection with any claim or action described in this Section, International Investment Management Inc. (aa) gives BPC prompt written notice of the claim, (bb) cooperates with BPC (at its own expense) in connection with the defense and settlement of the claim, and (cc) permits BPC to control the defense and settlement of the claim, provided that BPC may not settle the claim without International Investment Management Inc.'s prior written consent (which will not be unreasonably withheld). Further, International Investment Management Inc. (at his own cost) may participate in the defense and settlement of the claim. International Investment Management Inc. shall indemnify and bear all costs, expenses and final judgments/settlements incurred by Beacon ensuring from any legal action naming Beacon resulting from this Agreement that is caused by International Investment Management Inc.'s fault, negligence, misconduct, misrepresentation or breach of this Agreement; provided, that in connection with any claim or action described in this Section, BPC (aa) gives International Investment Management Inc. prompt written notice of the claim, (bb) cooperates with International Investment Management Inc. (at his own expense) in connection with the defense and settlement of the claim, and (cc) permits International Investment Management Inc. to control the defense and settlement of the claim, provided that International Investment Management Inc. may not settle the claim without BPC's prior written consent (which will not be unreasonably withheld). BPC (at its own cost) may participate in the defense and settlement of the claim.

     9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as an originally executed counterpart hereof.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


International Investment Management Inc.      BEACON POWER CORPORATION

     /s/ Richard H. Lane, Agent

Address:International Investment             By: __/s/_Willian Stanton__
        Management Inc.
        ----------------------------         Name: William Stanton
        P.O Box   Main Street
        ----------------------------         Title: President and CEO
        Charleston, Nevis
        ----------------------------         Address:  Beacon Power Corp
                                                       6D Gill Street
FAX:                                                   Woburn MA 01801-1721
                                                       USA
                                                       FAX:  (978)-694-9127